Exhibit 5.1
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
December 31, 2008
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
      RE: Registration Statement on Form S-8
Ladies and Gentlemen:
     I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $5.00 per share (the “Company Common Stock”) for issuance pursuant to the plans listed on the cover of the Registration Statement (such plans, the “National City Plans”) that were assumed by the Company pursuant to the merger of National City Corporation, a Delaware corporation, with and into the Company (the “Merger”).
     In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.
     I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.
     This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should any of the National City Plans be amended, modified or terminated in accordance with its terms. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
     Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Company Common Stock in connection with the Merger, and that the Company Common Stock, which may be issued pursuant to and upon the terms and conditions of the National City Plans, will be, when issued, validly issued, fully paid and non-assessable.
     I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ George P. Long, III George P. Long, III Senior Counsel and Corporate Secretary The PNC Financial Services Group, Inc.